IntelGenx Announces Notice of Appeal for Buprenorphine/Naloxone
Sublingual Film Product for the Treatment of Opiate Addiction

Saint-Laurent, Canada – July 11, 2016 – IntelGenx Corp., (TSXV: IGX) (OTCQX: IGXT), today announced the receipt of the recent notice of appeal for the buprenorphine/naloxone sublingual film product for the treatment of opiate addiction by Par Pharmaceutical, Inc. and IntelGenx Corp. to the United States Court of Appeals for the Federal Circuit from the final judgment issued by the U.S. District Court for the District of Delaware on June 28, 2016.

The ruling in the U.S. District Court of Delaware in the ANDA litigation of Par Pharmaceutical, Inc. and IntelGenx Technologies Corp. against Indivior PLC and Monosol Rx, LLC resulted in the following:

Par and IntelGenx prevailed on the non-infringement of the U.S. Patent No. 8,017,150, which is set to expire in 2023, and on the invalidity (all claims) and non-infringement (certain claims) of the U.S. Patent No. 8,475,832, which is set to expire in 2030.

The Court ruled that Par’s ANDA product would infringe the asserted claims of U.S. Patent No. 8,603,514, one of the Orange Book listed patents for Suboxone Film, and that the asserted claims of U.S. Patent No. 8,603,514 were not shown to be invalid.

“We are working with Par in the appeal process and will provide an update to shareholders as items materialize,” said Dr. Horst Zerbe, President and CEO of IntelGenx.

Dr. Zerbe further added, “We were very pleased to learn of the recent report that President Obama’s administration will loosen its strict controls on buprenorphine, which is used to treat addiction to heroin and other opioid-based drugs. The Department of Health and Human Services up until now only allowed doctors to prescribe the medication to 100 patients at a time. Under the new rules, up to 275 patients at a time can be prescribed the drug.”

About Suboxone®

The FDA approved Suboxone® in October of 2002 for use in the treatment of opioid addiction. Suboxone® is a registered trademark of and manufactured by Reckitt Benckiser Pharmaceuticals. Suboxone® is composed of the two active ingredients: buprenorphine and naloxone.

Naloxone is used to block the effect of opioids. Buprenorphine is a partial opioid agonist that stimulates opioid receptors but does not produce the same effects as an opioid. In other words it does not produce a euphoric "high" effect. The combination of these two actives has been shown to be efficacious in managing the treatment of opioid addiction. Suboxone® is most often taken sublingually (dissolved under the tongue). Taken properly it can reduce opioid use, help patients to be successfully managed in an addiction rehabilitation program, and depress the symptoms of opioid withdrawal. Suboxone® is the most commonly prescribed medication that is administered to patients during the maintenance phase of treatment. Unlike methadone, Suboxone® has a lower potential for overdose and abuse. This enables Certified Doctors, in certain circumstances, to prescribe take home supplies of Suboxone®.

About IntelGenx:
IntelGenx is a leading drug delivery company focused on the development of innovative products based on its proprietary oral drug delivery technologies.

Established in 2003, the Montreal-based company, listed on the TSX-V and OTC-QX, develops innovative oral drug delivery solutions based on its proprietary platform technologies, VersaFilmTM, VersaTabTM and AdVersaTM.

IntelGenx has developed a broad and diverse product portfolio addressing unmet market needs and offering lifecycle management opportunities. Forfivo XLTM, launched in 2012, is the first and only FDA approved once-daily bupropion HCl 450mg dose in a single tablet for the treatment of major depressive disorder.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, clinical monitoring, IP protection, analytical method development and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Edward Miller
Director, IR and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com